Exhibit 10.1

PURCHASE AND SALE AGREEMENT
(8315-8317 W. North Avenue, Melrose Park, Illinois 60160)

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of May 12, 2026 (the “Effective Date”), by and between MELROSE OMNI, LLC, an Illinois limited liability company (“Seller”) and LINCOLN TECHNICAL INSTITUTE, INC., a New Jersey corporation (“Buyer”).

R E C I T A L S

Seller is the owner of the land legally described on Exhibit A attached hereto (the “Land”) and the building and other improvements located on the Land, having an address of 8315-8317 W. North Avenue, Melrose Park, Illinois 60160.

Seller desires to sell, and Buyer desires to purchase, the Property (hereinafter defined) on the terms and conditions hereinafter documented.

NOW, THEREFORE, in consideration of the mutual undertakings of the parties hereto and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Seller and Buyer, the parties hereby agree as follows:

1.            Certain Defined Terms.  As used herein:

1.1          “Closing Date” shall mean June 25, 2026.

1.2        “Closing Documents” shall mean any certificate, instrument or other document executed by a party to this Agreement (or its permitted assignee) and delivered at the Closing (as hereinafter defined) pursuant to this Agreement.

1.3          “Deposit” shall mean Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00).

1.4          “Due Diligence Materials” shall mean the documents, materials, reports and studies listed on Exhibit F attached hereto and pertaining to the Property, to the extent in Seller’s possession.

1.5       “Governmental Entity” shall mean any United States national, federal, state, provincial, municipal or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial body.

1.6           “Improvements” shall mean the building, improvements, structures and fixtures owned by Seller and located upon the Land.

1.7          “Inspection Period” shall mean the period commencing on the Effective Date and ending at 5:00 p.m. (central time) on May 29, 2026.

1.8         “Intangible Property” shall mean, as to the Land, Improvements and Personal Property owned by Seller, to the extent the following items are assignable without being required to obtain the consent or approval of any third party and relate solely to the Land, Improvements and Personal Property, governmental permits, entitlements, licenses and approvals, and warranties and guarantees received in connection with any work or services performed with respect thereto, or equipment installed therein.

1.9        “Laws” shall mean any binding domestic or foreign laws, statutes, ordinances, rules, resolutions, regulations, codes or executive orders enacted, issued, adopted, promulgated, applied, or hereinafter imposed by any Governmental Entity, including, without limitation, building, zoning and environmental protection, as to the ownership, use, operation, occupancy, subdivision, development, conversion or redevelopment of the Property.

1.10       “Lease” shall mean that certain Industrial Building Lease dated November 22, 2000 by and between Seller (as successor by assignment), as landlord, and Buyer, as tenant, as amended by (i) First Amendment to Industrial Building Lease dated as of April 30, 2003, (ii) Second Amendment to Industrial Building Lease dated as of September 23, 2008, (iii) Third Amendment to Industrial Building Lease dated as of August 9, 2019, (iv) Fourth Amendment to Industrial Building Lease dated as of April 14, 2022, and (v) Fifth Amendment to Industrial Building Lease dated as of October 11, 2024 (the “Fifth Amendment to Lease”).

1.11        “Personal Property” as to the Land and Improvements shall mean tangible personal property (if any) owned by Seller and located on and used in connection with such Land and Improvements.

1.12      “Property” shall mean, collectively, all of Seller's right, title and interest in (a) the Land, (b) the Improvements, (c) the Personal Property, and (d) the Intangible Property.

1.13        “Title Company” shall mean First American Title Insurance Company, 833 East Michigan Street, Suite 550, Milwaukee, Wisconsin 53202.

2.            Purchase and Sale.  Upon the terms and conditions hereinafter set forth, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Property.

3.          Purchase Price.  The purchase price for the Property shall be Eighteen Million Eight Hundred Thousand and No/100 Dollars ($18,800,000.00) (the “Purchase Price”).  Buyer shall pay the Purchase Price to Seller as follows:

3.1         Deposit.  Within five (5) days following the Effective Date, Buyer shall deliver the Deposit to the Title Company.  If the Deposit is not delivered within such period, then Seller may terminate this Agreement at any time before the Deposit is delivered to the Title Company, and upon any such termination, neither party shall have any further obligation under this Agreement except under those provisions that expressly survive a termination of this Agreement.  If Buyer does not provide written notice to Seller prior to the expiration of the Inspection Period that it is terminating this Agreement, then the Deposit shall be deemed nonrefundable to Buyer in all circumstances except as otherwise expressly set forth in this Agreement, including, without limitation, upon a default by Seller that is not cured within the applicable cure period pursuant to Section 9.3.  The Deposit shall be delivered to the Title Company by wire transfer of immediately available federal funds into an escrow established with and administered by the Title Company’s office in Milwaukee, Wisconsin, and shall be held by the Title Company pursuant to its customary form of strict joint order escrow agreement, which shall be entered into by Seller, Buyer and the Title Company before or at the time of the deposit of the Deposit.  While the Deposit or any portion thereof is being held by the Title Company, the Deposit may be invested by the Title Company, at Buyer’s cost, in the following investments:  (i) money market funds, or (ii) such other short-term investment option offered by the Title Company as may be reasonably agreed to by Seller and Buyer.  All interest earned on the Deposit shall be deemed part of the Deposit for all purposes under this Agreement.  At the Closing, the entire Deposit shall be paid to Seller and applied to the Purchase Price.

3.2         Closing Payment.  The Purchase Price, as adjusted by the application of the Deposit and by the prorations and credits specified herein, shall be paid by wire transfer of immediately available federal funds (through the escrow described in Section 5) as and when provided in Section 5 (the amount to be paid under this Section 3.2 being herein called the “Closing Payment”).

4.          Conditions Precedent.  The obligation of Buyer to acquire, and Seller to transfer, the Property as contemplated by this Agreement is subject to satisfaction of each of the following conditions precedent (any of which may be waived in writing by the party in whose favor such condition exists) on or before the applicable date specified for satisfaction of the applicable condition, or if no date is specified, then on or before the Closing.  If any of such conditions is not satisfied (or waived) pursuant to the terms of this Agreement, then the party in whose favor the unsatisfied condition exists may terminate this Agreement by written notice to the other party and, in connection with any such termination made in accordance with this Section 4, except as set forth below, Seller and Buyer shall be released from further obligation or liability hereunder (except for those obligations and liabilities which expressly survive such termination), and the Deposit shall be disposed of in accordance with Section 9.  The Closing shall constitute approval by each party of all matters to which such party has a right of approval and a waiver of all conditions precedent.  Notwithstanding the foregoing, (a) if the failure of a condition precedent is the result of a breach or default by Seller under this Agreement, Buyer shall have the rights and remedies set forth in Section 9.3 below and (b) if the failure of a condition precedent is the result of a breach or default by Buyer under this Agreement, Seller shall have the rights and remedies set forth in Section 9.2 below.

4.1        Performance by Seller.  The performance and observance, in all material respects, by Seller of all covenants and agreements of this Agreement to be performed or observed by Seller prior to or on the Closing Date shall be a condition precedent to Buyer’s obligation to purchase the Property.

4.2         Representations and Warranties of Seller.  Subject to Section 7.3.2, the obligation of Buyer to close the transaction contemplated by this Agreement shall be subject to the truth, in all material respects, of the representations and warranties of Seller set forth in this Agreement as of the Effective Date and the Closing Date, excluding, however, any matter (a) expressly permitted by the terms of this Agreement, or (b) that is known to Buyer prior to the expiration of the Inspection Period and Buyer nonetheless does not terminate this Agreement prior to the expiration of the Inspection Period.

4.3       Performance by Buyer.  The performance and observance, in all material respects, by Buyer of all covenants and agreements of this Agreement to be performed or observed by Buyer prior to or on the Closing Date shall be a condition precedent to Seller’s obligation to sell the Property.

4.4        Representations and Warranties of Buyer.  The obligation of Seller to close the transactions contemplated by this Agreement is subject to the truth, in all material respects, of the representations and warranties of Buyer set forth in this Agreement as of the Effective Date and the Closing Date.

4.5          Title Matters and Survey Matters.

(a)          Within one (1) business day after the Effective Date, Seller shall deliver to Buyer:  (i) a title commitment (the “Title Commitment”) for a standard ALTA Owner’s Policy of title insurance for the Land issued by Title Company in the amount of the Purchase Price, together with copies of all recorded documents identified as title exceptions in the Title Commitment, to the extent such copies are available from the Title Company; and (ii) an unsigned ALTA/NSPS Land Title Survey of the Land and Improvements prepared by a surveyor licensed in the State of Illinois, dated no earlier than thirty (30) days before the Effective Date, certified to Buyer and the Title Company, and in form and substance acceptable to the Title Company for purposes of allowing the Title Company to delete the general survey exception in the Title Commitment (the “Survey”).  At or before the Closing, Seller shall deliver to Buyer a copy of the Survey that is signed and sealed by the surveyor.

(b)         Within ten (10) business days after Buyer receives the later of the Title Commitment or the Survey, Buyer shall notify Seller in writing (“Buyer’s Title Objection Notice”) of any title exceptions identified in the Title Commitment or matters disclosed by the Survey (whether or not raised as exceptions in the Title Commitment) which Buyer disapproves.  If Buyer does not deliver Buyer’s Title Objection Notice to Seller within said 10-day period, then all of the exceptions in the Title Commitment and all matters disclosed by the Survey (whether or not raised as exceptions in the Title Commitment) shall be deemed approved by Buyer and constitute Permitted Exceptions.  If Buyer delivers Buyer’s Title Objection Notice to Seller within said 10-day period, any exception in the Title Commitment or matter disclosed by the Survey (whether or not raised as exceptions in the Title Commitment) not disapproved in writing in the Buyer’s Title Objection Notice shall be deemed approved by Buyer and shall constitute a Permitted Exception hereunder.    Buyer and Seller agree that (i) all non-delinquent property taxes and assessments, (ii) all matters created by or on behalf of Buyer, Buyer’s Designee (if any) or any of their respective affiliates or arising from the acts or omissions of Buyer, Buyer’s Designee (if any) or any of their respective affiliates (including, without limitation, any documents or instruments to be recorded as part of any financing for the acquisition of the Property by Buyer or Buyer’s Designee), (iii) all matters approved or deemed approved by Buyer under this Agreement, and (iv) matters over which Title Company is willing to insure in form and substance reasonably acceptable to Buyer (without additional cost to Buyer) shall collectively constitute “Permitted Exceptions”.  Seller shall have five (5) business days after receipt of Buyer’s Title Objection Notice to provide Buyer with a written notice of which disapproved exceptions or survey matters Seller is willing to cause to be removed or insured against prior to Closing (“Seller’s Title Response”).  If Seller fails to provide Seller’s Title Response to Buyer within said five (5) business day period, it will be deemed that Seller is unwilling to cause any of the disapproved title exceptions or survey matters to be removed or insured against.  In the event Seller does not agree, or is deemed to not agree, to cure any matters set forth in Buyer’s Title Objection Notice, then Buyer shall elect, by giving written notice to Seller before the end of the Inspection Period, (x) to terminate this Agreement, or (y) to waive its disapproval of such exceptions and survey matters which Seller did not agree to cure, in which case such exceptions and survey matters shall be deemed approved by Buyer and be Permitted Exceptions and the condition set forth in this Section 4.5 shall be deemed satisfied.  Buyer’s failure to give such notice before the end of the Inspection Period shall be deemed an election by Buyer to proceed in accordance with clause (y) above.  If Buyer elects to terminate this Agreement in accordance with clause (x) above, the Deposit shall be refunded to Buyer, and neither party shall have any further rights or obligations under this Agreement, except for those rights and obligations that expressly survive the termination of this Agreement.  It is expressly understood that in no event shall Seller be required to take any action or incur any costs or expenses in order to attempt to cure any disapproved title exceptions or survey matters, except that Seller will:  (I) cause to be removed as an exception in the Owner’s Policy (as hereinafter defined) and paid off before or at Closing any mortgage or other similar lien voluntarily granted by Seller and encumbering the Land; and (II) at or prior to Closing, cause to be removed as an exception in the Owner’s Policy or cause the Title Company to issue an endorsement to the Owner’s Policy insuring over, at Seller’s cost, any judgement lien against Seller and any mechanic’s liens arising from work contracted for by Seller.

(c)          If, after the Inspection Period and prior to Closing, Title Company shall deliver any update to the Title Commitment which discloses additional liens, encumbrances or other title exceptions which do not constitute Permitted Exceptions, were not requested by Buyer or its representatives or disclosed by the Survey and would materially adversely affect the use or the value of the Property (each, an “Update Exception”), then Buyer shall have until the earlier of (x) three (3) business days after Buyer’s receipt of such update or (y) the business day immediately preceding the Closing, time being of the essence (the “Update Objection Deadline”), to deliver written notice to Seller objecting to any of the Update Exceptions, in which case, the procedures set forth in Section 4.5(b) shall apply, and the Closing Date shall be extended, if necessary, to accommodate such procedures.  If Buyer fails to deliver such objection notice by the Update Objection Deadline, Buyer shall be deemed to have waived its right to object to any Update Exceptions (and the same shall be deemed approved by Buyer and be Permitted Exceptions). If Buyer shall deliver such objection notice by the Update Objection Deadline, any Update Exceptions which are not objected to in such notice shall also be deemed approved by Buyer and be Permitted Exceptions.

(d)          It shall be a condition precedent to Buyer’s obligation to close the transaction contemplated by this Agreement that, as of the Closing, subject only to payment of the premium and other charges therefor, the Title Company shall be committed to issue a standard ALTA Owner’s Policy of title insurance (the “Owner’s Policy”) in favor of Buyer, in the amount of the Purchase Price, showing title to the Land vested in Buyer  or Buyer’s Designee (as defined below), if any, as of the date of the recording of the Deed (as defined below), free and clear of all liens, claims, encumbrances, and defects, except for the Permitted Exceptions and with extended coverage over the standard or general exceptions, which commitment to issue the Owner’s Policy may be in the form of a “marked up” version of the Title Commitment or proforma owner’s title insurance policy.  It is understood that Buyer may request a number of endorsements to the Owner’s Policy but Buyer’s ability to obtain any such endorsements shall not be a condition of Closing and shall be obtained at Buyer’s sole expense, other than any endorsements described in clause (II) of Section 4.5(b) above and any endorsements Seller agrees to provide in Seller’s Title Response.

4.6        Due Diligence Reviews.  Buyer shall have until the expiration of the Inspection Period within which to perform and complete all of Buyer’s due diligence examinations, reviews and inspections of all matters pertaining to the purchase of the Property, including, but not limited to, review of the Due Diligence Materials; performing engineering studies, including analysis of wetlands, topography and site access; performing a Phase I environmental assessment; obtaining a title report and survey; evaluate economic feasibility; reviewing all zoning and other laws and regulations which may affect the use of the Property; inspecting the Property, review of survey and title documents; and review of easement agreement, subject, however, in all instances, to the conditions and limitations set forth in Section 4.6.1.  Except to the extent the same have been delivered or made available to Buyer before the Effective Date, within five (5) business days after the Effective Date, Seller will deliver to Buyer, the Due Diligence Materials.  Notwithstanding anything contained herein to the contrary, PDF or other electronically transmitted copies of the Due Diligence Materials may be delivered by Seller or Seller’s attorney to Buyer by email, or by providing Buyer with access to a website or extranet file share site (such as Dropbox) containing the Due Diligence Materials, and such delivery or access shall constitute effective delivery of the Due Diligence Materials by Seller to Buyer.  Subject to Section 4.6.1, prior to the Closing or an earlier termination of this Agreement, Seller shall provide Buyer and its representatives, consultants, and agents, with reasonable access to the Property upon reasonable advance written notice.

4.6.1       Review Standards.  Buyer shall at all times conduct its due diligence reviews, inspections and examinations in a manner so as to not cause liability, damage, lien, loss, cost or expense to Seller or the Property, and Buyer will indemnify, defend, and hold Seller and its managers, members, indirect owners, and affiliates (including, without limitation, HSA Commercial, Inc.) (collectively, the “Seller Indemnified Parties”) and the Property harmless from and against any liability, damage, lien, loss, cost or expense directly or indirectly arising from or related to Buyer’s due diligence review, inspections or examinations.  Prior to entry upon the Property by Buyer or any of its representatives, consultants, or agents pursuant to this Section 4.6, Buyer shall provide Seller with a certificate of insurance evidencing a comprehensive general liability insurance policy carried by Buyer and each party entering onto the Property at Buyer’s request, naming Seller and HSA Commercial, Inc. as additional insureds, that shall be maintained by Buyer and each such party in connection with its investigations upon the Property through the Closing Date, which insurance shall be for not less than $1,000,000 per occurrence and $2,000,000 in the annual aggregate and from an insurance company rated by Best’s at A or better and financial size of IX or better and which certificate shall require the insurance company to deliver to Seller at least thirty (30) days prior written notice of any cancellation thereof.  Notwithstanding anything contained herein to the contrary, in no event shall Buyer or any of its agents, contractors or representatives:  (a) conduct any Phase 2 environmental site assessment or other intrusive physical testing (environmental, structural or otherwise) at the Property (such as soil borings, water samplings or the like) or take physical samples from the Property without Seller’s express written consent, which consent may be granted or withheld by Seller in its sole discretion (and Buyer shall in all events promptly repair any damage to the Property and return the Property to substantially the same condition as existed immediately before such damage occurred); or (b) contact any consultant or other professional engaged by Seller without Seller’s express written consent (which shall not be unreasonably withheld, delayed or conditioned).  Seller shall have the right, at its option, to cause a representative of Seller to be present at all on-site inspections, reviews and examinations conducted hereunder; unless Seller advises Buyer in writing that it does not require being present at any such on-site inspections, reviews and examinations.  Buyer shall schedule any entry by it or its representatives, consultants or agents onto the Property in advance with Seller.  In the event of any termination of this Agreement, Buyer shall promptly return to Seller the Due Diligence Materials and all other documents and other materials furnished by Seller hereunder.  The Seller Indemnified Parties are express, intended third party beneficiaries of this Section 4.6.1.  This Section 4.6.1 shall survive any termination of this Agreement, and Buyer’s indemnification obligations under this Section 4.6.1 shall also survive the Closing.

4.6.2      Inspection Termination Right.  Before the expiration of the Inspection Period, Buyer may in its sole discretion, for any reason or no reason, terminate this Agreement by written notice to Seller, whereupon this Agreement shall terminate and the Deposit shall be returned to Buyer, and neither party hereto shall have any further obligation under this Agreement except under those provisions that expressly survive a termination of this Agreement.  In the event that Buyer fails to deliver a termination notice to Seller before the expiration of the Inspection Period, then Buyer shall have no further right to terminate this Agreement pursuant to this Section 4.6 and the condition set forth in this Section 4.6 shall be deemed satisfied; provided, however, that Buyer’s failure to terminate this Agreement pursuant to this Section 4.6.2 shall not affect Buyer’s right (if any) to terminate this Agreement pursuant to Section 9.3.

4.6.3      Due Diligence Materials Confidentiality.  Buyer acknowledges that the Due Diligence Materials are proprietary and confidential and have been and will be delivered to Buyer solely to assist Buyer in determining the feasibility of purchasing the Property.  Buyer shall not use the Due Diligence Materials for any purpose other than as set forth in the immediately preceding sentence.  Buyer shall not disclose the contents of the Due Diligence Materials or any results or information derived from Buyer’s tests, inspections or other due diligence investigations of the Property to any person other than to Buyer’s employees, agents, lenders, attorneys and consultants who have a reasonable need to know such information in connection with determining the feasibility of Buyer’s acquisition of the Property (provided that before delivering such information, Buyer shall instruct the aforesaid parties to maintain the confidentiality of such information, and Buyer shall be responsible for any breach of such confidentiality requirements by any such parties as if such breach was by Buyer hereunder).  Notwithstanding anything herein to the contrary, Buyer may disclose such portions of the Due Diligence Materials as (a) required under applicable Laws or (b) required by appropriate written judicial order, subpoena or demand issued by a court of competent jurisdiction (but will first give Seller written notice of the requirement and will cooperate with Seller so that Seller, at its expense, may seek an appropriate protective order and, in the absence of a protective order, and with respect to this subsection (b) Buyer may disclose only such portions of the Due Diligence Materials  as may be necessary to avoid any penalty, sanction, or other material adverse consequence, and Buyer will use reasonable efforts to secure confidential treatment of any such portions of the Due Diligence Materials so disclosed).  Buyer shall indemnify, defend, and hold Seller and the Seller Indemnified Parties harmless from and against any liability, damage, loss, cost or expense arising solely from Buyer’s material breach of the express terms of this Section 4.6.3, provided that such indemnification shall not apply to consequential, indirect or punitive damages.  The Seller Indemnified Parties are express, intended third party beneficiaries of this Section 4.6.3.  Buyer's obligations under this Section 4.6.3 shall survive the termination of this Agreement only to the extent arising from such material breach.

5.            Closing Procedure.  The closing (the “Closing” or “Close of Escrow”) of the sale and purchase herein provided shall occur on the Closing Date.  The Closing shall be accomplished pursuant to the provisions of this Section 5.

5.1          Escrow.  The Closing shall occur through a “New York style” closing escrow administered by the Title Company, into which Seller and Buyer shall deposit all funds and Closing Documents.

5.1.1       Seller Closing Deliveries.  On or before 3:00 p.m. (Central time) on the Closing Date, Seller shall deliver to the Title Company the following:

(a)          A duly executed and acknowledged original special warranty deed (the “Deed”), substantially in the form attached hereto as Exhibit B, with the Permitted Exceptions listed on Exhibit B to the Deed;

(b)          A duly executed original bill of sale (a “Bill of Sale”) in the form attached hereto as Exhibit C;

(c)          A duly executed original Assignment and Assumption of Intangible Property (an “Assignment and Assumption of Intangible Property”) in the form attached hereto as Exhibit D;

(d)          A duly executed original Lease Termination Agreement (the  “Lease Termination Agreement”) in the form attached hereto as Exhibit E;

(e)          A duly executed original certificate of “non-foreign” status;

(f)       A duly executed closing statement prepared by the Title Company (the “Closing Statement”) reflecting the Purchase Price, and the adjustments and prorations required hereunder and the allocation of costs and expenses required hereby;

(g)          Evidence reasonably satisfactory to the Title Company respecting the due organization of Seller and the due authorization and execution by Seller of this Agreement and the documents required to be delivered hereunder.  For avoidance of doubt, the evidence, documents and information described in this clause (g) shall only be delivered to the Title Company and shall not be delivered to Buyer;

(h)          MyDec Illinois Real Estate Transfer Declaration (PTAX-203), and Cook County Real Estate Transfer Declaration;

(i)          If required by the Title Company in order to provide extended coverage over the general or standard exceptions in the Title Commitment, a duly executed Owner’s Affidavit and gap indemnity in the form reasonably required by the Title Company, but in no event shall Seller be obligated to provide any additional certificate, affidavit or indemnity in connection with title insurance; and

(j)          Such additional documents as may be reasonably required by Buyer and the Title Company in order to consummate the transactions hereunder (provided the same do not increase in any material respect the costs to, or liability (whether actual or contingent) or obligations of, Seller in a manner not otherwise provided for herein).

5.1.2      Buyer Closing Deliveries.  Unless otherwise indicated below, on or before 3:00 p.m. (Central time) on the Closing Date, Buyer shall deliver to the Title Company the following:

(a)          The Closing Payment by wire transfer of immediately available federal funds;

(b)          A duly executed original counterpart signature to the Assignment and Assumption of Intangible Property;

(c)          A duly executed original counterpart signature to the Lease Termination Agreement;

(d)          A duly executed counterpart signature to the Closing Statement;

(e)          Evidence reasonably satisfactory to the Title Company respecting the due organization of Buyer and the due authorization and execution by Buyer of this Agreement and the documents required to be delivered hereunder.  For avoidance of doubt, the evidence documents and information described in this clause (e) shall only be delivered to the Title Company and shall not be delivered to Seller;

(f)          If required by the Title Company in order to provide extended coverage over the general or standard exceptions in the Title Commitment, a duly executed Owner’s Affidavit and gap indemnity in the form reasonably required by the Title Company;

(g)          To the extent not executed or delivered or paid prior to the Closing Date, any documents or instruments required to be executed or delivered by Buyer and any amounts required to be paid by Buyer to satisfy Buyer’s obligations under Section 5.4 below; and

(h)       Such additional documents as may be reasonably required by Seller and the Title Company in order to consummate the transactions hereunder (provided the same do not increase in any material respect the costs to, or liability (whether actual or contingent) or obligations of, Buyer in a manner not otherwise provided for herein).

5.2        Closing Costs.  Seller shall pay or cause to be paid (a) the title insurance premium for the Owner’s Policy, including the cost of extended coverage, but excluding the cost of any endorsements to the Owner’s Policy, (b) one-half (1/2) of all escrow charges (other than any escrow charges related to Buyer’s loan), (c) all transfer taxes and deed stamps, including, but not limited to, State of Illinois and Cook County transfer taxes, unless this transaction is exempt, and (d) the cost of the Survey.  Buyer shall pay (i) the cost of all endorsements to the Owner’s Policy, (ii) one-half (1/2) of all escrow charges (other than any escrow charges related to Buyer’s loan, all of which shall be paid by Buyer as provided below), (iii) recording and filing fees to record the Deed, (iv) all fees, costs and expenses in connection with Buyer’s due diligence reviews and analyses hereunder, and (v) all costs and expenses related to Buyer’s loan, including, without limitation, recording and filing fees, escrow charges and the premium for any loan title insurance policy.  Any other closing costs shall be allocated in accordance with local custom.  Except as otherwise expressly provided in this Agreement, each party shall pay the fees of its own attorneys, accountants and other professionals.  The terms of this Section 5.2 shall survive the termination of this Agreement and the Closing.

5.3         Items to be Prorated.  The prorations and payments provided for in this Section 5.3 shall be made at Closing.  Except as expressly provided in this Section 5.3, revenues and expenses of the Property shall not be prorated.  Prorations shall be made as of 11:59 P.M. on the Closing Date (on the basis of the actual number of days elapsed over the applicable period), with Seller being deemed to be the owner of the Property during the entire day of the Closing Date for proration purposes only.

(a)          Rents.  At the Closing, Buyer shall pay to Seller, in addition to the Purchase Price, any rent and other amounts then due under the Lease.  At the Closing, Seller shall provide a credit in an amount equal to all prepaid rentals collected by Seller before the Closing attributable to periods after the Closing Date.

(b)         Taxes.  For avoidance of doubt, real estate taxes and special assessments attributable to the Land and Improvements (“Taxes”) shall not be prorated.

(c)        Pass-Through Charges for 2026.  For purposes of this Agreement, “Pass-Through Charges” shall mean amounts payable by Buyer, as tenant under the Lease, in monthly (or other regularly scheduled) estimated installments in respect of Taxes, insurance, and management fees (other than monthly installments of base rent).  Prior to Closing, Seller shall provide Buyer with a statement detailing all estimated payments for Pass-Through Charges for 2026 received by Seller prior to Closing (less any portion of such estimated payments to be credited to Buyer pursuant to Section 5.3(a)) and the actual amounts paid or incurred by Seller on account of items included in Pass-Through Charges and chargeable to Buyer, as tenant, under the Lease for 2026 (including, without limitation, Taxes for 2025 (payable in two installments during 2026), to the extent paid by Seller at or before the Closing).  In the event Seller has collected estimated payments for Pass-Through Charges for 2026 under the Lease (less any portion of such estimated payments to be credited to Buyer pursuant to Section 5.3(a)) that are less than the actual costs and expenses paid or incurred by Seller and chargeable to Buyer, as tenant, as Pass-Through Charges for 2026 under the Lease (including, without limitation, Taxes for 2025 (payable in two installments during 2026), to the extent paid by Seller at or before the Closing), Buyer shall pay to Seller at the Closing (in addition to the Purchase Price), or Seller shall receive a credit at Closing for, an amount equal to such deficit, to the extent supported by reasonable documentation provided by Seller prior to Closing.  In the event Seller has collected estimated payments for Pass-Through Charges for 2026 (less any portion of such estimated payments to be credited to Buyer pursuant to Section 5.3(a)) under the Lease in excess of the actual costs and expenses paid or incurred by Seller and chargeable to Buyer, as tenant, as Pass-Through Charges for 2026 under the Lease (including, without limitation, Taxes for 2025 (payable in two installments during 2026), to the extent paid by Seller at or before the Closing), Seller shall credit Buyer at Closing for an amount equal to such excess.

(d)         Security Deposits.  At the Closing, Buyer shall receive a credit against the Purchase Price equal to the cash security deposit (if any) collected by Seller under the Lease and not returned or applied by Seller or forfeited by Buyer, as tenant, in accordance with the Lease before the Closing.  Buyer agrees that the credit against the Purchase Price provided pursuant to this Section 5.3(d) satisfies all of Seller’s obligations under the Lease with respect to the return of the security deposit to Buyer, as tenant under the Lease and such agreement survives the Closing.

(e)          Transfer of Utilities.  Except for utility accounts already in the name of Buyer, Buyer shall transfer all utilities at the Property to its name as of the Closing Date, and where necessary, post deposits with the utility companies.  Except for utility accounts already in the name of Buyer, Seller shall use commercially reasonable efforts to cause all utility meters to be read as of the Closing Date.  If final meter readings as of the Closing Date are not possible, utility charges (other than those paid or payable by Buyer, as tenant under the Lease, directly to a utility provider) will be prorated based on the most recent period for which charges are available.  Seller shall be entitled to recover any and all deposits held by any utility company as of the Closing Date. At the Closing, Buyer shall reimburse Seller for the amount of the water bill required to be paid by Seller to the Village of Melrose Park (the “Village”) in order for the Village to issue its Compliance Stamp with respect to the transaction contemplated by this Agreement (the “Village Compliance Stamp”).  The terms of this Section 5.3(e) shall survive the Closing.

(f)          Tenant Improvement Allowance.  Provided that Buyer has not been in default under the Lease beyond any applicable notice or cure period before or as of the Closing Date, then at the Closing, Buyer shall receive a credit against the Purchase Price equal to One Million Dollars ($1,000,000.00) (representing the Tenant Allowance [as defined in the Fifth Amendment to Lease]), less any portion of the Tenant Allowance that has previously been paid by Seller as landlord under the Lease as of the Closing.  By way of example, if Seller has paid $200,000.00 of the Tenant Allowance before the Closing, and Buyer is entitled to the credit described in this Section 5.3(f), the amount of such credit at Closing would be $800,000.00.  Buyer agrees that the credit against the Purchase Price provided pursuant to this Section 5.3(f) satisfies all of Seller’s obligations under the Lease with respect to the Tenant Allowance, and such agreement survives the Closing.

5.4        Village of Melrose Park Inspection Requirements.  No later than two (2) Business Days after the end of the Inspection Period, Seller shall deliver to the Village a Request for Certificate of Compliance Inspection and pay the inspection fee required to be paid to the Village in order to cause the Village to perform such inspection.  Except for Seller:  (i) delivering such Request for Certificate of Compliance Inspection; (ii) paying such inspection fee; (iii) if requested by the Village, promptly delivering to the Village a copy of the Survey and a draft of the Deed; (iv) requesting a final water meter reading and final water bill; and (v) paying such water bill (subject to being reimbursed by Buyer pursuant to Section 5.3(e)), Buyer shall, at Buyer’s cost, satisfy all conditions and requirements, make any and all escrow deposits with the Village, and pay all fees (including the “as-is fee” if applicable) and other amounts necessary to cause the Village to issue the Village Compliance Stamp not less than two (2) business days before the Closing Date.  Without limiting the foregoing terms of this Section 5.4, if required by the Village, Buyer shall deliver to the Village, the Village’s Application for Water Service (Form 4000) and pay for a new water meter for the Land and Improvements.  Buyer’s obligations under this Section 5.4 shall survive the Closing.

6.          Condemnation or Destruction of Property.  In the event that, after the Effective Date but prior to the Closing Date, any portion of the Property is taken pursuant to eminent domain proceedings or any of the Improvements are damaged or destroyed by any casualty, except as expressly provided in the immediately succeeding sentence, Seller shall have no obligation to repair, restore or replace (or cause to be repaired, restored or replaced) any such damaged, destroyed or taken property.  Notwithstanding the foregoing terms of this Section 6 to the contrary, if after the Effective Date but prior to the Closing Date:  (i) the Improvements shall be damaged by fire or other casualty and such damage does not render all or a substantial portion of the Improvements untenantable; and (ii) such damaged portions of the Improvements can be repaired and restored before the Closing Date using commercially reasonable efforts (as reasonably determined by Seller), then Seller shall proceed to repair and restore the same with reasonable promptness, subject to delays for insurance adjustments and delays caused by matters beyond Seller’s reasonable control; provided, however, Seller shall have no duty to repair, restore or replace any portion of the alterations, additions or improvements owned or made by Buyer, as tenant under the Lease, or to expend for any repair or restoration amounts in excess of insurance proceeds paid to Seller and available for repair or restoration.  Notwithstanding anything contained in this Agreement or the Lease to the contrary, to the extent the terms and conditions set forth above in this Section 6 regarding Seller’s repair and restoration obligations conflict with or are inconsistent with Seller’s repair and restoration obligations under the Lease, the terms and conditions set forth above in this Section 6 shall govern and control as long as this Agreement remains in effect.  Unless this Agreement is terminated pursuant to the terms set forth below in this Section 6, Seller shall, upon the Closing, assign to Buyer any claims of Seller respecting any condemnation or casualty insurance coverage, as applicable (except for claims attributable to lost rents applicable to any period prior to the Closing), and all condemnation proceeds or proceeds from any such casualty insurance received by Seller on account of any casualty (except to the extent applied for collection costs or repairs by Seller prior to the Closing Date or attributable to lost rents applicable to any period prior to the Closing), as applicable.  Notwithstanding the foregoing terms of this Section 6 to the contrary, if after the Effective Date but prior to the Closing Date, any portion of the Property is taken pursuant to eminent domain proceedings or any of the Improvements are damaged or destroyed by any casualty, and the Lease terminates or is terminated before the Closing as a result of such condemnation or casualty, then either party may, at its option, terminate this Agreement by notice to the other party, given on or before the earlier of (x) the Closing Date or (y) five (5) business days after the Lease terminates or is terminated, whereupon Buyer shall receive a refund of the Deposit, and neither party hereto shall have any further rights or obligations under this Agreement except under those provisions that expressly survive a termination of this Agreement.

7.           Representations, Warranties and Covenants.

7.1          Representations and Warranties of Seller.  Seller hereby represents and warrants to Buyer that as of the Effective Date and as of the Closing Date:

7.1.1      Due Authority.  This Agreement and all agreements, instruments and documents herein provided to be executed by Seller are, and when executed will be, duly authorized, executed and delivered by, and are and shall be binding upon Seller.  Seller is a limited liability company validly existing and in good standing under the laws of the State of Illinois.  Seller has the limited liability company power and authority to enter into this Agreement and consummate the transactions herein provided.

7.1.2       No Conflict.  To Seller’s actual knowledge, neither this Agreement nor any agreement, document or instrument executed or to be executed by Seller in connection herewith does now or shall hereafter breach or violate any agreement, document, instrument or applicable Law binding on Seller.

7.1.3       OFAC.  Neither Seller, nor any entity or individual that controls, is controlled by or is under common control with Seller, is, nor will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Assets Control ("OFAC") of the Department of the Treasury (including those named on OFAC's Specially Designated Nationals and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not knowingly engage in any dealings or transactions or be otherwise associated with such persons or entities.

7.1.4      No Litigation; No Governmental Actions.  There are no lawsuits (whether at law or in equity) or arbitration proceedings pending, or to Seller’s knowledge, threatened in writing against Seller, including by any governmental authorities, that could reasonably be expected to materially and adversely affect Seller’s ability to consummate the transaction contemplated by this Agreement or materially and adversely affect the Property.

7.1.5      Court Orders.  To Seller’s actual knowledge, Seller is not in material default of any order, writ, injunction or decree of any court relating to the Property that could reasonably be expected to materially and adversely affect Seller’s ability to consummate the transaction contemplated by this Agreement or materially and adversely affect the Property.

7.1.6      Due Diligence Materials.  The Due Diligence Materials delivered by Seller to Buyer pursuant to Section 4.6 are complete, unaltered copies of the Due Diligence Materials in Seller’s possession as of the date of delivery.

7.1.7       Insurance.  Seller has not received written notice from any insurance company of denial of property insurance coverage with respect to the Land and Improvements that could reasonably be expected to have a material adverse affect on the Property or the transaction contemplated hereby.

7.1.8      Condemnation.  To Seller’s actual knowledge, there are no condemnation  actions pending against the Land or Improvements and Seller has not received any written notice of any condemnation actions being threatened against the Land or Improvements.

7.1.9      Service Contracts.  There are no unrecorded service, management or maintenance contracts to which Seller is a party and which will be binding upon Buyer or the Property after the Closing.

7.1.10     Leases.  There are no leases of space in the Improvements under which Seller is the landlord, other than the Lease.

7.1.11    Leasing Commissions for the Lease.  All commissions due to any broker who represented Seller or was engaged by Seller in connection with the Lease have been paid in full.

7.1.12     Purchase Rights.  Except for Buyer’s rights to purchase the Property pursuant to this Agreement, Seller has not granted any option to purchase the Property or any right of first refusal or first offer with respect to a purchase the Property and which remains in effect.

The representations and warranties of Seller set forth in this Section 7.1 are subject to Section 7.3.2, and are made as of the Effective Date and remade as of the Closing; provided, however that: (i) notwithstanding anything contained in this Agreement to the contrary, if any of the representations and warranties made by Seller in Sections 7.1.4 or 7.1.7 is true as of the Effective Date but is not true as of the Closing, then Buyer may, as its sole and exclusive remedy for any such breach, terminate this Agreement, in which case, Buyer shall be entitled to a return of the Deposit and neither party shall have any further rights or obligations under this Agreement, except for those rights and obligations that survive a termination of this Agreement pursuant to the express terms of this Agreement; and (ii) notwithstanding anything contained in this Agreement to the contrary, if any of the representations and warranties made by Seller in Section 7.1.8 is true as of the Effective Date but is not true as of the Closing, then each party’s rights and obligations with respect to any such breach shall be governed exclusively by Section 6.

7.2          Representations and Warranties of Buyer.  Buyer hereby represents and warrants to Seller that as of the Effective Date and as of the Closing Date:

7.2.1      Due Authority.  This Agreement and all agreements, instruments and documents herein provided to be executed by Buyer are, and when executed will be, duly authorized, executed and delivered by, and are and shall be binding upon Buyer.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and is duly authorized and qualified to do business and is in good standing in the State of Illinois  Buyer has the corporate capacity, power and authority to enter into this Agreement and consummate the transactions herein provided.

7.2.2       No Conflict.  To Buyer’s actual knowledge, neither this Agreement nor any agreement, document or instrument executed or to be executed by Buyer in connection herewith does now or shall hereafter breach or violate any agreement, document, instrument, order, judgment, injunction, decree, restriction, or applicable Law binding on Buyer.

7.2.3       OFAC.  Neither Buyer, nor any entity or individual that controls, is controlled by or is under common control with Buyer, is, nor will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Assets Control ("OFAC") of the Department of the Treasury (including those named on OFAC's Specially Designated Nationals and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not knowingly engage in any dealings or transactions or be otherwise associated with such persons or entities.

7.2.4      Leasing Commissions for the Lease.  All commissions due to any broker who represented Buyer or was engaged by Buyer in connection with the Lease have been paid in full.

7.3          Survival.

7.3.1      The representations and warranties set forth in this Agreement or any of the Closing Documents shall survive the Closing for a period of six (6) months after the Closing Date; provided, however, that claims based on fraud shall survive indefinitely (or for the maximum period of time permitted by applicable law).

7.3.2       Notwithstanding anything to the contrary in this Agreement or any Closing Document, Seller shall have no liability, and Buyer shall make no claim against Seller for (and Buyer shall be deemed to have waived any failure of a condition hereunder by reason of) a failure of any condition or a breach of any representation or warranty, covenant or other obligation of Seller under this Agreement or any Closing Document executed by Seller (including for this purpose any matter that would have constituted a breach of Seller’s representations and warranties had they been made on the Closing Date) if (a) the failure or breach in question constitutes or results from a condition, state of facts or other matter that was known to Buyer prior to the expiration of the Inspection Period and Buyer nonetheless does not terminate this Agreement prior to the expiration of the Inspection Period, or (b) the failure or breach in question constitutes or results from a condition, state of facts or other matter that was known to Buyer prior to Closing and Buyer proceeds with the Closing, or (c) the failure or breach in question constitutes or results from a condition, state of facts or other matter caused by or arising from the acts or omissions of Buyer or any of its affiliates (including, without limitation, any breach or default by Buyer, as tenant under the Lease) or anyone claiming by, through or under Buyer or any of its affiliates.  The terms of this Section 7.3.2 shall survive the Closing or any termination of this Agreement.

8.           As-Is Sale.  Since January 1, 2009, Buyer has been in possession of all of the Land and Improvements (and between December 1, 2000 and December 31, 2008, Buyer has been in possession of a substantial portion of the Improvements) pursuant to the Lease, and during such period of time has become familiar with all aspects of the Property, including, without limitation, its physical condition.  Further, prior to the Closing, Buyer will have had the opportunity to investigate all physical, legal and economic aspects of the Property and to make all inspections and investigations of the Property which Buyer deems necessary or desirable to protect its interests in acquiring the Property.  Except as otherwise expressly set forth in this Agreement and the Closing Documents signed by Seller, (i) neither Seller, nor anyone acting for or on behalf of Seller, has made any representation, warranty, promise or statement, express or implied, to Buyer, or to anyone acting for or on behalf of Buyer, concerning the Property or the condition, use or development thereof, (ii) in entering into this Agreement, Buyer has not relied on any representation, warranty, promise or statement, express or implied, of Seller, or anyone acting for or on behalf of Seller, (iii) all matters concerning the Property have been or shall be independently verified by Buyer prior to the Closing, and Buyer shall purchase the Property, or elect not to do so, based on Buyer’s own prior knowledge, investigation and examination of the Property (or Buyer’s election not to do so); (iv) AS A MATERIAL INDUCEMENT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT BY SELLER, BUYER IS PURCHASING THE PROPERTY IN AN “AS IS” AND “WHERE IS” PHYSICAL CONDITION AND IN AN “AS IS” STATE OF REPAIR, WITH ALL FAULTS, including, without limitation, latent defects and other matters not known by Buyer or detected in Buyer’s inspections, without recourse to Seller, and (v) Buyer waives, and Seller disclaims, all warranties of any type or kind whatsoever with respect to the Property, whether express or implied, including, by way of description but not limitation, those of transfer, ownership, condition, quality, merchantability or fitness for a particular purpose and use, including, without limitation, Buyer’s current and intended uses or purposes. Consistent with the foregoing and subject solely to Seller’s express covenants, representations and warranties set forth in this Agreement and the Closing Documents signed by Seller (breach of which is not waived, released, or discharged by this paragraph), as of the Closing Date, Buyer, for itself and its agents, affiliates, successors and assigns, hereby releases and forever discharges Seller, and its members, managers, direct and indirect beneficial owners, agents, affiliates, employees, successors and assigns (collectively, the “Releasees”) from any and all rights, claims and demands at law or in equity, whether known or unknown, which Buyer has or may have in the future, arising out of the physical, environmental, economic or legal condition of the Property, including, without limitation, all claims in tort or contract and any claim for indemnification or contribution arising under the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601, et. seq.) or any similar federal, state or local statute, rule or ordinance relating to liability of property owners for environmental matters.  Without limiting the foregoing, subject solely to Seller’s express covenants, representations and warranties set forth in this Agreement and the Closing Documents signed by Seller (breach of which is not waived, released, or discharged by this paragraph), Buyer, for itself and its agents, affiliates, successors and assigns, upon Closing, shall be deemed to have waived, relinquished and released Seller and the Releasees from and against any and all matters arising out of latent or patent defects or physical conditions, violations of applicable Laws and any and all other acts, omissions, events, circumstances or matters affecting the Property.  For the foregoing purposes, and in consideration of the Inspection Period, Buyer hereby specifically acknowledges that this release will extend to claims unknown at the time of executing this Agreement, which if known by Buyer would have materially affected its decision to enter into this Agreement.  Notwithstanding anything to the contrary in this Section 8, nothing contained in this Section 8 shall waive, release, limit, or otherwise impair any claim or remedy of Buyer arising from (a) fraud by Seller, (b) any breach of Seller’s express representations and warranties set forth in this Agreement or any Closing Document signed by Seller, or (c) any breach of Seller’s covenants or obligations under this Agreement that expressly survive the Closing.  Buyer hereby specifically acknowledges that Buyer has carefully reviewed this Section and discussed its import with legal counsel and that the provisions of this Section are a material part of this Agreement.  The Releasees are express, intended third party beneficiaries of this Section 8.  This Section 8 shall survive any termination of this Agreement and the Closing.

9.            Disposition of Deposit; Default.

9.1         Failure of Condition Precedent.  If the transaction herein provided shall not be closed by reason of the failure of satisfaction of the conditions benefiting Buyer under Section 4, then Buyer shall have the right to terminate this Agreement, in which event Buyer shall be entitled to a return of the Deposit and neither party shall have any further rights or obligations under this Agreement (other than those rights and obligations that expressly survive a termination of this Agreement).

9.2         Buyer's Default.  If before the Closing, Buyer materially fails to perform one or more of its obligations under this Agreement or is in breach of one or more of its representations or warranties, and such failure or breach is not cured within five (5) days after written notice thereof is given by Seller to Buyer (provided that only one (1) business day cure period shall be allowed in the case of Buyer’s failure to close on the Closing Date), then Seller may, as its sole and exclusive remedy (except as provided below in this Section 9.2), terminate this Agreement and receive the Deposit as liquidated damages.  Seller’s right to receive the Deposit shall survive any such termination of this Agreement.  The parties acknowledge that Seller’s actual damages in the event of a default by Buyer under this Agreement before the Closing will be difficult to ascertain, and that Seller’s receipt of the Deposit as liquidated damages represents the parties’ best estimate of such damages.  The parties agree that the foregoing provisions of this Section 9.2 are reasonable in light of the intent and circumstances surrounding the execution of this Agreement.  However, notwithstanding anything contained herein to the contrary, nothing contained in this Section 9.2 shall limit or restrict Seller’s rights and remedies with respect to:  (a) Seller’s rights of recovery or the amounts recoverable against Buyer under Buyer’s indemnity obligations under this Agreement; or (b) any breach or default by Buyer after a termination of this Agreement of any covenant or obligation that survives a termination of this Agreement, and for any such breach or default, Seller shall have and may exercise any and all rights and remedies available at law or in equity.  The terms of this Section 9.2 shall survive the termination of this Agreement.

9.3          Seller’s Default.  If before the Closing, Seller materially fails to perform one or more of its obligations under this Agreement or is in breach of one or more of its representations or warranties, and such failure or breach is not cured within five (5) days after written notice thereof is given by Buyer to Seller (provided that only one (1) business day cure period shall be allowed in the case of Seller’s failure to close on the Closing Date), then Buyer may, as its sole and exclusive remedy, either: (i) terminate this Agreement, in which case, (x) the Deposit shall be paid to Buyer; and (y) Seller shall reimburse Buyer for its reasonable third party out-of-pocket expenses incurred in connection with the negotiation of this Agreement and the inspection of the Property (including reasonable third-party costs for title, survey, environmental, property condition, zoning, legal, and lender-required reports), not to exceed $60,000.00 in the aggregate, and neither party shall have any further rights or obligations under this Agreement, except for those rights and obligations that survive a termination of this Agreement pursuant to the express terms of this Agreement, or (ii) pursue against Seller an action to compel Seller’s specific performance of this Agreement; provided, however, that as a condition precedent to Buyer exercising any right it may have to bring an action for specific performance, Buyer must commence such action within one hundred twenty (120) days after the occurrence of Seller’s default.  Buyer agrees that its failure to commence such an action for specific performance within said 120-day period shall be deemed a waiver by Buyer of its right to commence such an action and an election by Buyer to terminate this Agreement pursuant to clause (i) above.  To the extent Buyer would otherwise permitted to do so under applicable law, during said 120-day period, Buyer may seek temporary or preliminary injunctive relief to preserve the status quo until Buyer commences an action for specific performance before the end of said 120-day period.  If Buyer fails to commence an action for specific performance before the end of said 120-day period, Buyer shall immediately file a motion and take such other action as may be necessary to dissolve or vacate any temporary restraining order or preliminary injunction obtained by Buyer.  Nothing contained in this Section 9.3 shall constitute or be construed as Seller’s agreement that Buyer is or shall be entitled to any temporary or preliminary injunctive relief.  Buyer’s obligations under this Section 9.3 shall survive any termination of this Agreement.

9.4          Closing.  In the event the transaction herein provided shall close, the Deposit shall be paid to Seller and applied as a partial payment of the Purchase Price.

10.          Miscellaneous.

10.1       Brokers. Seller represents and warrants to Buyer that, except for CBRE (“Seller’s Broker”), no broker or finder has been engaged by Seller in connection with the transaction contemplated by this Agreement.  Concurrently with the Closing (and only concurrently with the Closing), Seller shall pay a broker commission to Seller’s Broker pursuant to a separate written agreement between Seller and Seller’s Broker.  Buyer represents and warrants to Seller that no broker or finder has been engaged by Buyer in connection with the transaction contemplated by this Agreement.  Seller agrees to indemnify, defend and hold Buyer harmless from and against any claim for a real estate broker's commission or fee by Seller’s Broker or any other party claiming to have represented Seller in connection with this transaction, specifically excluding however, Cushman & Wakefield.  Buyer agrees to indemnify, defend and hold Seller harmless from and against any claim for a real estate broker's commission or fee by Cushman & Wakefield or any party claiming to have represented Buyer in connection with this transaction.  The terms of this Section 10.1 shall survive the Closing or any termination of this Agreement.

10.2      Limitation of Liability.  Notwithstanding anything to the contrary in this Agreement or in any of the Closing Documents, Buyer agrees to look solely to Seller’s interest in the Property and the proceeds thereof for the satisfaction of any liability or obligation arising under or in connection with this Agreement or any of the Closing Documents or the transaction contemplated hereby, except to the extent arising from Seller’s fraud.  Further, notwithstanding anything to the contrary in this Agreement or in any of the Closing Documents, Buyer agrees that it does not have and will not have, and hereby expressly waives, any claims or causes of action against any partner, member, manager, officer, director, shareholder, employee, agent, trustee, principal, parent, subsidiary, affiliate or direct or indirect owner of or in Seller (collectively, the “Seller’s Related Parties”) arising under or in connection with this Agreement, the Closing Documents or the transaction contemplated hereby, and Buyer agrees that none of the Seller’s Related Parties shall have any personal liability under or in connection with this Agreement, the Closing Documents or the transaction contemplated hereby.  The limitations of liability contained in this Section 10.2 are in addition to, and not in limitation of, any limitation on liability provided elsewhere in this Agreement or in any Closing Document or by Law or by any other contract, agreement or instrument.  This Section 10.2 shall be deemed to be incorporated into and made a part of each and every Closing Document executed by Seller, regardless of whether this Section 10.2 is expressly referred to in or incorporated into any such Closing Document.  The Seller’s Related Parties are express, intended third party beneficiaries of the provisions of this Section 10.2.  The terms of this Section 10.2 shall survive the Closing or any termination of this Agreement.

10.3       Exhibits; Entire Agreement; Modification.  All exhibits attached and referred to in this Agreement are hereby incorporated herein as if fully set forth in (and shall be deemed to be a part of) this Agreement.  This Agreement contains the entire agreement between the parties respecting the matters herein set forth and supersedes all prior agreements between the parties hereto respecting such matters.  This Agreement may not be modified or amended except by written agreement signed by both parties.

10.4       Time of the Essence.  Time is of the essence of this Agreement.  However, whenever action must be taken (including the giving of notice or the delivery of documents) under this Agreement during a certain period of time (or by a particular date) that ends (or occurs) on a non-business day, then such period (or date) shall be extended until the immediately following business day.  As used herein, “business day” shall mean any day other than a Saturday, Sunday or federal or Illinois state holiday.  Unless expressly indicated otherwise, (a) all references to time in this Agreement shall be deemed to refer to Central time, and (b) all time periods provided for under this Agreement shall expire at 5:00 p.m. Central time.

10.5       Interpretation.  Section headings shall not be used in construing this Agreement.  Each party acknowledges that such party and its counsel, after negotiation and consultation, have reviewed and revised this Agreement.  As such, the terms of this Agreement shall be fairly construed and the usual rule of construction, to the effect that any ambiguities herein should be resolved against the drafting party, shall not be employed in the interpretation of this Agreement or any amendments, modifications or exhibits hereto or thereto.  Except as otherwise expressly provided herein, any approval or consent provided to be given by a party hereunder must be in writing to be effective and may be given or withheld in the sole and absolute discretion of such party.

10.6        Governing Law.  This Agreement shall be construed and enforced in accordance with the Laws of the State of Illinois.

10.7       Successors and Assigns.  Except as expressly provided below in this Section 10.7, Buyer may not assign or transfer any of its rights or delegate any of its obligations under this Agreement without the prior written consent of Seller, which consent may be granted or withheld by Seller in its sole discretion; provided, however, that Buyer may, in a written notice delivered to Seller before the end of the Inspection Period, designate one person or entity (“Buyer’s Designee”) to accept title to and ownership of the Property on Buyer’s behalf; provided, however, that Buyer’s designation of Buyer’s Designee shall not constitute an assignment or delegation by Buyer or relieve or release Buyer from any of Buyer’s representations, warranties, covenants, duties, liabilities or obligations under this Agreement.  If Buyer designates a Buyer’s Designee in accordance with this Section 10.7:  (a) the Deed, the Bill of Sale, and the Assignment and Assumption of Intangible Property shall run to the benefit of Buyer’s Designee; (b) Buyer shall still execute and deliver the Lease Termination Agreement in accordance with Section 5.1.2; and (c) Buyer shall cause Buyer’s Designee to execute and deliver the Assignment and Assumption of Intangible Property, the Closing Statement (which, upon Seller’s or the Title Company’s request, shall also be signed by Buyer) and such other documents and take such other actions as are customary or reasonably necessary or appropriate to consummate the Closing.  After the Closing Date (and only after the Closing Date), Buyer may assign its entire interest in this Agreement to Buyer’s Designee (if any), provided that, within five (5) business days after the Closing Date, Buyer and Buyer’s Designee execute and deliver to Seller an assignment and assumption agreement dated after the Closing Date and otherwise consistent with the terms of this Section 10.7.  In the event of an assignment of this Agreement to Buyer’s Designee in accordance with this Section 10.7, Buyer’s Designee shall assume in writing all of Buyer’s obligations under this Agreement, but Buyer shall not be released from its obligations hereunder.  Seller may, without being required to obtain Buyer’s consent, assign all or any portion of its right, title and interest in, to and under this Agreement, in whole or in part, to one or more entities controlled by Seller or one or more of Seller’s members or managers or any of their respective affiliates (individually, a “Seller Assignee” and collectively, the “Seller Assignees”).  Upon any such assignment to one or more Seller Assignees, all Closing Documents to be executed by Seller shall be executed by such Seller Assignee(s) with respect to their respective undivided interests in the Property, and each such Closing Document shall be modified accordingly (including, without limitation, the form of any Closing Document attached to this Agreement as an exhibit hereto).  In the event of an assignment to a Seller Assignee, such Seller Assignee shall assume in writing Seller’s obligations under this Agreement with respect to the interest assigned to it.  No transfer or assignment in violation of the provisions hereof shall be valid or enforceable.  Subject to the foregoing terms of this Section 10.7, this Agreement and the terms and provisions hereof shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

10.8        Notices.  All notices, demands and communications permitted or required to be given hereunder shall be in writing, and shall be delivered (a) personally, (b) by Federal Express or other reputable overnight courier service regularly providing evidence of delivery (with charges paid by the party sending the notice) for delivery on the first business day immediately following deposit with Federal Express or such other reputable overnight courier service, or (c) by email.  Any such notice to a party shall be addressed at the address set forth below (subject to the right of a party to designate a different address for itself by notice similarly given):

To Seller:
Melrose Omni, LLC
c/o HSA Commercial Real Estate
100 S. Wacker Drive, Suite 950
Chicago, Illinois 60606
Attn: John E. Shaffer and Douglas Jones
Email: jshaffer@hsacommercial.com and
djones@hsacommercial.com

and with copies to:

Melrose Omni, LLC
c/o Transport Properties
9500 Bryn Mawr Ave., Suite 130
Rosemont, Illinois 60018
Attn:  John E. Collins
Email:  john@transportprop.com

and

Mason, Wenk and Berman, L.L.C.
630 Dundee Road, Suite 120
Northbrook, IL 60062
Attention: Bruce P. Mason
Email: bmason@mwblawfirm.com

To Buyer:             Lincoln Technical Institute, Inc.
14 Sylvan Way, Suite B
Parsippany, New Jersey 07054
Attn: Brian Meyers
Email: bmeyers@lincolntech.edu

With copy to:       Genova Burns, LLC
494 Broad Street
Newark, New Jersey 07102
Attn:  John Suwatson, Esq.
Email:  jsuwatson@genovaburns.com

Service of any such notice or other communications so made shall be deemed effective:  (i) if personally delivered, on the day of actual delivery (whether accepted or refused), as confirmed by the courier service if by courier; (ii) if by Federal Express or other reputable overnight courier, one (1) business day after delivery to Federal Express or such other reputable overnight courier, provided that delivery is requested for the first business day after delivery to Federal Express or such other reputable overnight courier; or (iii) if by email, when such email is sent, as evidenced by the confirmation generated by the sender’s server; provided, however, that, except as otherwise expressly provided herein, if any such service occurs after 5:00 p.m. (Central time) or on a non-business day, then such notice or communication so made shall be deemed effective on the first business day after the day of such service.  Notices may be given on behalf of any party by their respective attorneys identified above.

10.9       Waiver of Right to Jury Trial.  The parties hereto acknowledge and agree that any controversy which may arise under this Agreement or with respect to the transaction contemplated herein would be based upon difficult and complex issues and therefore, the parties agree than any court proceeding arising out of any such controversy will be tried in a court of competent jurisdiction by a judge sitting without a jury.  The terms of this Section 10.9 shall survive the Closing or any termination of this Agreement.

10.10      Legal Costs. If Buyer or Seller commences any suit or other legal proceeding, including a judicial proceeding, to enforce its rights arising under or arising out of this Agreement or any Closing Document, the prevailing party (as determined by the court or other tribunal before which such suit or proceeding is commenced), in addition to such other relief as may be awarded, shall be entitled to recover from the other party all costs and expenses incurred in such proceeding, including reasonable attorneys' fees, expenses and costs of investigation actually incurred.  The terms of this Section 10.10 shall survive the Closing or any termination of this Agreement.

10.11    Severability.  If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by Law.

10.12    Confidentiality.  Seller and Buyer shall keep the terms of this Agreement confidential and not disclose such terms or provide to any party a copy of this Agreement, except to the extent that disclosure may be required by applicable law or other governmental requirement, including, in the case of Buyer or its affiliates, applicable securities laws, as may be determined by Buyer in its sole judgment (and may include filing this Agreement publicly with the Securities and Exchange Commission ), or in connection with any litigation between Seller and Buyer relating to this Agreement, or as may be reasonably required in connection with exercising rights, or satisfying obligations or closing conditions under this Agreement, or closing the transaction described herein.  Further, each party may disclose the terms of this Agreement to its employees, agents, lenders, attorneys and consultants who have a reasonable need to know such information in connection with such party exercising rights, or satisfying its obligations or closing conditions under this Agreement, or closing the transaction described herein.  The terms of this Section 10.12 shall survive the termination of this Agreement but shall not survive the Closing. For the avoidance of doubt, notwithstanding anything herein to the contrary, Buyer and its affiliates may disclose the existence and terms of this Agreement and the transactions contemplated hereby, and may file this Agreement or any related documents with the Securities and Exchange Commission or otherwise publicly disclose such information, to the extent Buyer determines, in its sole discretion, that such disclosure or filing is necessary or advisable to comply with applicable law, securities laws, stock exchange requirements, or other legal or regulatory obligations. In connection with any such disclosure or filing, Buyer shall not be required to provide prior notice to Seller or obtain Seller’s consent; provided, however, that the foregoing shall not limit Buyer’s notice obligations with respect to disclosures made pursuant to judicial order, subpoena or similar legal process as otherwise expressly set forth in this Section 10.12.

10.13    Acceptance of Deed.  The acceptance of the Deed by Buyer or Buyer’s Designee (if any) shall be deemed full compliance by Seller of all of Seller’s obligations under this Agreement except for those obligations of Seller which are specifically stated to survive the Closing hereunder.

10.14     Counterparts; Delivery.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.  The execution or delivery of an executed counterpart of this Agreement by PDF or similar attachment to an e-mail or via DocuSign (or another mutually acceptable electronic or digital signature method) shall constitute effective execution and delivery of such counterpart for all purposes with the same force and effect as the delivery of an original, executed counterpart.

10.15     Effectiveness.  In no event shall any draft of this Agreement create any obligation or liability, it being understood that this Agreement shall be effective and binding only when a counterpart hereof has been executed and delivered by each party hereto.

10.16      Cooperation in 1031 Exchange.  In the event that Seller or any Seller Assignee is or becomes under contract with a qualified intermediary for the purpose of effecting a tax-deferred exchange in accordance with Section 1031 of the United States Internal Revenue Code of 1986, as most recently amended, Purchaser consents to the assignment of Seller’s or such Seller Assignee’s rights (but not its obligations) under this Agreement to such intermediary.  Furthermore, Purchaser shall reasonably cooperate with Seller or such Seller Assignee to accomplish a tax-deferred exchange and perform any acts reasonably necessary to assist in such exchange, provided that the consummation of an exchange shall not be a condition to Seller’s or such Seller’ Assignee’s obligations under this Agreement and Purchaser shall not be required to accept title to any property other than the Property or expend any additional amounts of money above those amounts required pursuant to this Agreement.  Upon request, Purchaser agrees to sign a Notice of Assignment prior to Closing confirming that Purchaser has received the Notice of Assignment and consents to the assignment of Seller’s or any Seller Assignee’s rights (but not obligations) under this Agreement to the qualified intermediary.

10.17      Independence of Lease.  Notwithstanding anything contained in this Agreement to the contrary, except as expressly provided in the third sentence of Section 6 of this Agreement, unless and until the Closing occurs and the Lease is terminated pursuant to the Lease Termination Agreement, neither this Agreement, nor either party’s rights or obligations under this Agreement, nor either party’s failure to perform or satisfy its obligations under this Agreement, nor either party’s breach of any representation or warranty set forth in this Agreement, shall relieve or release either party from or modify or otherwise affect either party’s rights or obligations under the Lease.  The terms of this Section 10.17 shall survive any termination of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER:

MELROSE OMNI, LLC,
an Illinois limited liability company

By:	/s/ John E. Shaffer
Name: John E. Shaffer
Title: Manager

By:	/s/ E. Thomas Collins, Jr
Name: E. Thomas Collins, Jr.
Title: Manager

BUYER:

LINCOLN TECHNICAL INSTITUTE, INC., a
New Jersey corporation

By:	/s/ Brian K. Meyers
Name:	Brian K. Meyers
Title:	CFO

ATTEST:

Name:
Title:

[Signature Page to Purchase and Sale Agreement]